Exhibit 99
Center Bancorp, Inc., Reports First Quarter Earnings

    UNION, N.J.--(BUSINESS WIRE)--April 15, 2003--Center Bancorp Inc. (NASDAQ, NM:CNBC) parent company to Union Center National Bank of Union, New Jersey, today reported earnings results for the first quarter ended March 31, 2003.
    Net income for the first quarter of 2003 amounted to $1,686,000 or $.40 per fully diluted share, a decrease of 17.1% or $349,000 from the $2,035,000 or $.48 per fully diluted share earned for the comparable quarter of the previous year. Basic earnings per share were $.40, a decrease of 18.4% from $.49 earned in the first quarter of 2002.
    The Corporation's earnings results for the first quarter of 2003 reflected a decline in revenue impacted by low interest rates, which prevailed due to the weak economy and unsettled business climate. Revenue growth declined due to a continued compression of net interest margins as the Corporation maintained an asset sensitive position established to position the balance sheet for future changes in rates.
    This strategy impacted returns on earning-assets for the current period. For the industry in general, shrinking margins, spurred by low interest rates have overshadowed performance over the past year and likely will continue to negatively impact earnings performance in 2003.
    Total interest income, on a tax-equivalent basis, for the first quarter of 2003, decreased $860,000 or 8.22%, over the comparable 2002 period. Total interest expense decreased by $442,000 over the same period.
    A decline in net interest margins was offset in part by strong growth in non-interest revenue, which increased by 15.2 % for the quarter and continues to be a strong contributing factor for performance of the Corporation.
    John J. Davis, President & CEO, stated that, "the Corporation continues to seek strategic initiatives to develop new sources of noninterest revenue to enhance current earnings and to create long-term sustainable quality earnings performance." He further indicated that the Bank completed the formation of a new investment and insurance subsidiary, Center Insurance & Investment Advisers LLC. The new subsidiary operating pursuant to a strategic third party partnership will market and sell insurance and investment products. He indicated that he anticipated the company to commence operations in the second quarter.
    Volume growth in both the loan and the investment securities portfolios reduced the effects of the decline in yield earned on those assets. During the first three months of 2003, the loan portfolio increased on average $21.9 million, an increase of 10.3% from the comparable period in 2002.
    Despite the slowdown experienced in the economy, loan demand continues to remain steady, fueled by the branch network expansion, higher visibility in new markets, and a continued enhancement of product lines to meet market demands and aggressive promotion of a Home Equity Loan product.
    While asset quality continues to remain high, during the first quarter, additional provisions of approximately $80,000 were made to the allowance for loan losses, to maintain adequate loan loss reserves in relationship with loan portfolio growth.
    The Corporation's investment securities portfolio increased on average $74.2 million (up 16.1% over the comparable prior year quarter). The increased securities portfolio largely reflects recent execution of the Corporation's investment strategies in response to the growth in average funding sources.
    Average funding sources grew $99.8 million or 14.8%. Interest-bearing liabilities increased $89.4 million on average during the first quarter of 2003, as compared to the first quarter in 2002.
    Total non-interest bearing core deposits increased $10.4 million on average in the first quarter of 2003 in comparison to the comparable quarter in 2002 and continue to be a low-cost source of funding. At March 31, 2003 this source of funding amounted to $119.9 million or 14.7% of total funding sources and 20.7% of total deposits.
    Net interest margins continued to come under pressure from the prevailing low interest rate environment during the first quarter of 2003, contracting 73 basis points for the period as compared with the same quarter in 2002.
    The continued compression of net interest margins is a result of the effects of falling interest rates and its effects on the asset sensitivity maintained in the balance sheet coupled with low replacements yields received on shorter duration additions made to the earning-asset portfolio.
    The net interest spread decreased 60 basis points in the first quarter of 2003 to 3.07% from 3.67% for the comparable quarter in 2002 and decreased 8 basis points compared to the fourth quarter of 2002.
    For the three months ended March 31, 2003 the net interest margin (net interest income as a percentage of earning assets), decreased 73 basis points to 3.35% from 4.08% for the first quarter in 2002; and decreased 10 basis points from 3.45% from the fourth quarter of 2002.
    Other non-interest income, exclusive of gains on securities sold (which increased $45,000) increased $79,000 or 12.6% for the first quarter compared with the comparable quarter in 2002. Other non-interest income, including gains on securities sold, increased $124,000 or 15.2% for the first quarter of 2003 as compared with the comparable quarter in 2002.
    The increased revenue was primarily driven by the increase in service charges commissions and fees and other fee income, the latter of which is primarily comprised of fees related to the sale of residential mortgage loans originated for sale in the secondary market.
    Operating overhead increased 6.24% year-to-date over the comparative period and was primarily related to increased staffing expense and increased premise expense associated with increased maintenance costs incurred in the first quarter of 2003.
    Total assets at March 31, 2003, were $875.9 million, an increase of 21.5% from assets of $721.1 million at March 31, 2002. The annualized return on average assets for the first quarter ended March 31, 2003, decreased to .81% as compared with 1.12% for the first quarter of 2002.
    The total Tier 1 capital ratio was 7.04% at March 31, 2003, as compared to 7.33% for the comparable quarter in 2002. Total Tier I capital amounted to approximately $58.2 million, and includes $10.0 million in Trust Preferred Securities issued on December 18, 2001. Book value per common share was $12.40 as compared with $10.88 a year ago.
    Tangible book value per common share increased to $11.91 from $10.38 a year ago. Annualized return on average stockholders' equity for the first quarter ended March 31, 2003 was 13.1% compared to 17.6% for the comparable quarter in 2002.
    Center Bancorp Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey operates thirteen-banking locations. Banking centers are located in Union Township (6 offices), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit, New Jersey.
    The Bank also operates a remote ATM location in Union Hospital in Union. Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full service banking company.
    For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at http://www.centerbancorp.com.

    All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expressions about management's views regarding future performance. These statements may use such forward-looking terminology as "expect", "look", "believe', "plan", "anticipate", "may", "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

                         CENTER BANCORP, INC.
                   FINANCIAL HIGHLIGHTS (UNAUDITED)

                                     For the 3 Months Ended
                                     ----------------------
                                    3/31/03             3/31/02


Net Income                        $1,686,000          $2,035,000
Earning per Share
-----------------

Basic                             $     0.40          $     0.49
Diluted                           $     0.40          $     0.48

Weighted Average Shares Outstanding
-----------------------------------

Basic                              4,220,311           4,173,165
Diluted                            4,264,893           4,207,730


Consolidated Statements of Condition       March 31,     December 31,
(Dollars in thousands)                        2003           2002
---------------------------------------------------------------------
                                           (unaudited)

Assets:
Cash and due from banks                     $ 26,729         $ 23,220
Federal funds sold                                 -                0
---------------------------------------------------------------------
     Total cash and cash equivalents          26,729           23,220
Investment securities held to
 maturity (approximate market value
 of $230,027 in 2003 and $219,921
 in 2002)                                    225,023          214,902
Investment securities
 available-for-sale                          346,040          322,717
---------------------------------------------------------------------
Total investment securities                  571,063          537,619
---------------------------------------------------------------------
Loans, net of unearned income                243,530          229,051
Less - Allowance for loan losses               2,581            2,498
---------------------------------------------------------------------
Net loans                                    240,949          226,553
---------------------------------------------------------------------
Premises and equipment, net                   13,190           12,976
Accrued interest receivable                    4,913            4,439
Bank owned separate account life
 insurance                                    14,323           14,143
Other assets                                   2,657            2,395
Goodwill                                       2,091            2,091
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Total assets                                 875,915          823,436
---------------------------------------------------------------------
Liabilities
Deposits:
Non-interest bearing                        $119,923         $116,984
Interest bearing:
Certificates of deposit $100,000 and over     46,092           33,396
Savings and  time deposits                   414,084          465,971
---------------------------------------------------------------------
Total deposits                               580,099          616,351
Federal funds purchased and securities
 sold under agreements to repurchase         135,000           65,000
Federal Home Loan Bank advances               92,294           75,431

Corporation - obligated Mandatorily
 redeemable trust preferred securities
 of subsidiary trust holding solely
 junior subordinated debentures of
 the Corporation                              10,000           10,000
Accounts payable and accrued liabilities       6,126            5,600
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Total Liabilities                            823,519          772,382
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Stockholders' equity:
Preferred Stock, No Par value,
 Authorized 5,000,000 Shares;
 None Issued                                       0                0
Common stock, no par value:
Authorized 20,000,000 shares;
 issued 4,753,701 and
 4,749,557 shares in 2003 and 2002,
 respectively                                 19,089           18,984
Additional paid in capital                     4,597            4,562
Retained earnings                             30,812           29,863

Treasury stock at cost (526,835 and
 539,202 shares in 2003
 and 2002, respectively)                      (4,156)          (4,254)
Restricted stock                                 (28)            (285)
Accumulated other comprehensive income         2,082            2,184
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Total stockholders' equity                    52,396           51,054
---------------------------------------------------------------------
Total liabilities and stockholders' equity  $875,915         $823,436
---------------------------------------------------------------------


Center Bancorp, Inc

Consolidated Statements of Income
(unaudited)

                                               Three Months Ended
(Dollars in thousands)                              March 31,
---------------------------------------------------------------------
                                              2003             2002

Interest income:
Interest and fees on loans                $    3,586       $    3,673
Interest and dividends on
 investment securities:
Taxable interest income                        5,545            6,552
Nontaxable interest income                       307              151
Interest on Federal funds sold and
 securities purchased under agreement
 to resell                                         -                2
---------------------------------------------------------------------
Total interest income                     $    9,438       $   10,378
---------------------------------------------------------------------

Interest expense:
Interest on certificates of
 deposit $100,000 or more                        152              174
Interest  on savings and time deposits         1,797            2,191
Interest on borrowings                         1,286            1,312
---------------------------------------------------------------------
Total interest expense                         3,235            3,677
Net interest income                            6,203            6,701
Provision for loan losses                         80               90
Net interest income after provision for loan
 losses                                        6,123            6,611
---------------------------------------------------------------------
Other income:
 Service charges, commissions and fees           417              379
 Other income                                    111               70
 BOLI                                            180              180
 Gain on securities sold                         231              186
---------------------------------------------------------------------
Total other income                        $      939       $      815
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Other expense:
 Salaries and employee benefits                2,651            2,300
 Occupancy expense, net                          528              456
 Premises and equipment expense                  447              389
 Stationery and printing expense                 174              156
 Marketing and advertising                       177              193
 Other expenses                                  756              961
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Total other expense                       $    4,733       $    4,455
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Income before income tax expense               2,329            2,971
Income tax expense                               643              936
---------------------------------------------------------------------
Net income                                $    1,686       $    2,035
---------------------------------------------------------------------
Earnings per share
Basic                                     $     0.40       $     0.49
Diluted                                   $     0.40       $     0.48
---------------------------------------------------------------------
Average weighted common shares outstanding
Basic                                      4,220,311        4,173,165
Diluted                                    4,264,893        4,207,730
---------------------------------------------------------------------


         Average Balance Sheet with Interest and Average Rates

                                           Three Month
                                       Period Ended March 31,
----------------------------------------------------------------------
                                    2003                    2002
----------------------------------------------------------------------
(tax-equivalent
 basis,                     Interest Average         Interest  Average
 dollars in       Average   Income/  Yield/  Average  Income/  Yield/
 thousands)       Balance   Expense  Rate    Balance  Expense   Rate
----------------------------------------------------------------------

Assets
Interest-earning
 assets:
  Investment
  securities: (1)
   Taxable       $505,498   $5,545   4.45%  $446,402   $ 6,552   5.95%
   Non-taxable     28,185      465   6.60%    13,122       229   6.98%
  Federal funds sold
   and securities
   purchased under
   agreement to
   resell               -        -    0.00%      642         2   1.26%
  Loans, net of
   unearned
   income (2)     235,474    3,586    6.18%  213,528     3,673   6.98%
     Total
      interest-
      earning
      assets     $769,157    9,596    5.06% $673,694    10,456   6.29%
----------------------------------------------------------------------
Non-interest earning
 assets
  Cash and due
   from banks      22,895                     17,914
BOLI               14,205                     13,448
 Other assets      26,168                     22,571
Allowance for
 possible
 loan losses       (2,533)                    (2,224)
----------------------------------------------------------------------
     Total non-
      interest
      earning
      assets       60,735                     51,709
     Total
      assets     $829,892                   $725,403
----------------------------------------------------------------------
Liabilities and stockholders'
 equity
Interest-bearing
 liabilities:
  Money Market
   deposits      $100,427      306    1.24% $108,315       524   1.96%
  Savings
   deposits       155,472      520    1.36%  155,362       873   2.28%
  Time deposits   154,084      995    2.62%  100,329       752   3.04%
  Other
   interest -
   bearing
   deposits        72,235      128    0.72%   66,644       216   1.31%
Trust Preferred    10,000      125    5.00%   10,000       137   5.48%
Short-term
 borrowings &
 FHLB
 advances         166,595    1,161    2.79%  128,777     1,175   3.65%
----------------------------------------------------------------------
     Total
      interest-
      bearing
     liabilities $658,813    3,235   1.99%  $569,427     3,677   2.62%
----------------------------------------------------------------------
Non-interest-bearing
 liabilities:
  Demand deposits 113,996                    103,538
  Other
   non-interest-
   bearing
   deposits           483                        514
  Other
   liabilities      5,132                      5,661
    Total
     non-interest-
     bearing
     liabilities  119,611                    109,713
 Stockholders'
  equity           51,468                     46,263
    Total
     liabilities
     and
     stockholders'
     equity      $829,892                   $725,403
 Net interest
  income
  (tax-equivalent
  basis)                    $6,361                     $ 6,779
----------------------------------------------------------------------
Net Interest Spread                  3.07%                       3.67%
Net interest income as
 percent
 of earning-assets                   3.35%                       4.08%
----------------------------------------------------------------------
Tax equivalent adjustment     (158)                        (78)

Net interest income         $6,203                     $ 6,701
----------------------------------------------------------------------

(1) Average balances for available-for-sale securities are based on amortized cost

(2) Average balances for loans include loans on non-accrual status

(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

    CONTACT: Center Bancorp Inc.
             Anthony C. Weagley, 908/688-9500